Exhibit 3.2

AMENDMENT TO SECOND AMENDED AND RESTATED BYLAWS

OF CYCURION, INC.

This Amendment to the Second Amended and Restated Bylaws (this “Amendment”) of Cycurion, Inc., a Delaware corporation (the “Corporation”), is adopted as of July 23, 2026 pursuant to the authority granted to the Board of Directors and stockholders under the Delaware General Corporation Law and the Corporation’s governing documents.

WHEREAS, the Corporation previously adopted the Second Amended and Restated Bylaws (the “Bylaws”);

WHEREAS, the Board of Directors has determined it is advisable and in the best interests of the Corporation and its stockholders to amend the Bylaws to provide for a classified Board of Directors;

WHEREAS, the Board of Directors has approved this Amendment and has recommended that the stockholders approve this Amendment; and

WHEREAS, the stockholders of the Corporation have approved this Amendment in accordance with applicable law and the Bylaws.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.	Article III is hereby amended by amending and restating Sections 3.02 through 3.06 as follows:

ARTICLE III

DIRECTORS

Section 3.01 Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board; provided, however, that in no event shall the number of directors be less than one.

Section 3.02 Classification; Election; Terms. The Board of Directors shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as possible. The initial terms of the directors shall be staggered such that Class I shall serve until the 2027 annual meeting, Class II shall serve until the 2028 annual meeting, and Class III shall serve until the 2029 annual meeting. At each annual meeting thereafter, directors elected to succeed those whose terms expire shall be elected for a term of three (3) years. Each director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain such classes as nearly equal in number as possible.

Section 3.03 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures, other than such persons nominated pursuant to a consent in lieu of a meeting pursuant to Section 4.05, shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder holding 10% or more of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote at such meeting (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.03 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.03. (b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.03.

(c) Notwithstanding anything in Section 3.03(b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.03 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.03, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.03, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.03, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.03, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.03 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

(g) Directors shall be elected at the annual meeting of stockholders, and with the prior approval of the Board may be elected (i) at any special meeting of stockholders called for such purpose or (ii) by written consent in lieu of meeting. Directors elected at the annual meeting of stockholders, at any special meeting of stockholders or pursuant to a consent in lieu of a meeting, including to fill any vacancies as provided in Section 3.05 hereof, shall hold office for the term applicable to the class of directors to which such director has been assigned in accordance with Section 3.02, and until such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. This Section 3.03 shall also apply to any elected directors proposed by stockholders for vacant directorships and new directorships, and any such directors shall be assigned to the appropriate class of the Board and serve only for the remainder of the full term of such class.

Section 3.04 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.05 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. Any director so elected shall be assigned by the Board to the class of directors to which such vacancy or directorship relates and shall hold office for the remainder of the full term of such class and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 3.06 Removal. Except as otherwise provided by applicable law or the Certificate of Incorporation, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

2.	All other provisions of the Bylaws shall remain unchanged and in full force and effect.

3.	This Amendment shall become effective upon approval by the Corporation’s stockholders at the 2026 Annual Meeting of Stockholders.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer as of the date first written above.

CYCURION, INC.

By:	/s/ L. Kevin Kelly
Name:	L. Kevin Kelly
Title:	Chief Executive Officer